As filed with the Securities and Exchange Commission on January 28, 2010

Registration No. 333-159278

Registration No. 333-150808

Registration No. 333-141983

Registration No. 333-133096

Registration No. 333-125322

Registration No. 333-116545

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-159278

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-150808

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-141983

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-133096

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-125322

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-116545

UNDER

THE SECURITIES ACT OF 1933

METABASIS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	33-0753322
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road Suite 300 La Jolla, CA (858) 550-7500	92037
(Address and Telephone number of Principal Executive Offices)	(Zip Code)

Metabasis Therapeutics, Inc.

Amended and Restated 2001 Equity Incentive Plan

2004 Non-Employee Directors’ Stock Option Plan

2004 Employee Stock Purchase Plan

(Full Title of Plans)

Charles S. Berkman

11085 North Torrey Pines Road

Suite 300

La Jolla, California 92037

(858) 550-7500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Hayden Trubitt, Esq.

Stradling Yocca Carlson & Rauth

4365 Executive Drive, Suite 1500

San Diego, California 92121

(858) 926-3000

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment of Metabasis Therapeutics, Inc., a Delaware corporation (the “Company”), amends (i) Registration Statement No. 333-159278 on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2009 and automatically effective on that date, (ii) Registration Statement No. 333-150808 on Form S-8, filed with the Commission on May 9, 2008 and automatically effective on that date, (iii) Registration Statement No. 333-141983 on Form S-8, filed with the Commission on April 9, 2007 and automatically effective on that date, (iv) Registration Statement No. 333-133096 on Form S-8, filed with the Commission on April 7, 2006 and automatically effective on that date, (v) Registration Statement No. 333-125322 on Form S-8, filed with the Commission on May 27, 2005 and automatically effective on that date, and (vi) Registration Statement No. 333-116545 on Form S-8, filed with the Commission on June 16, 2004 and automatically effective on that date (collectively, the “Registration Statements”). The Registration Statements registered: (i) 1,529,232 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Metabasis Therapeutics, Inc. Amended and Restated 2001 Equity Incentive Plan, 2004 Non-Employee Directors’ Stock Option Plan and 2004 Employee Stock Purchase Plan (the “Plans”), (ii) 1,475,326 shares of the Company’s Common Stock, pursuant to the Plans, (iii) 1,471,885 shares of the Company’s Common Stock, pursuant to the Plans, (iv) 1,320,630 shares of the Company’s Common Stock, pursuant to the Plans, (v) 924,929 shares of the Company’s Common Stock, pursuant to the Plans, and (vi) 2,636,480 shares of the Company’s Common Stock, pursuant to the Plans.

On October 26, 2009, the Company entered into the Agreement and Plan of Merger with Ligand Pharmaceuticals Incorporated and its wholly-owned subsidiary pursuant to which all of the Company’s common stock has been acquired for cash and Ligand Pharmaceuticals Incorporated securities and the Company became a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated (the “Merger”). The Merger was consummated on January 27, 2010. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. The Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on January 28, 2010.

METABASIS THERAPEUTICS, INC.

By:	/s/ CHARLES S. BERKMAN
Charles S. Berkman Vice President and Secretary